CORTEVA agriscience

News Release 4Q 2021

Corteva Delivers Strong Fourth Quarter and Full-Year 2021 Results Led by Broad-Based Execution, Provides 2022 Guidance

WILMINGTON, Del., February 2, 2022 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the fourth quarter and 12 months ended December 31, 2021.

4Q 2021 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 4Q 2020	$3.48B +8%	$155M +57%	$0.21 +62%
	Organic[1] Sales	Operating EBITDA[1]	Operating EPS[1]
NON-GAAP vs. 4Q 2020	$3.49B +9%	$262M +11%	$0.08 +100%

FY 2021 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. FY 2020	$15.65B +10%	$1.82B +141%	$2.44 +149%
	Organic[1] Sales	Operating EBITDA[1]	Operating EPS[1]
NON-GAAP vs. FY 2020	$15.50B +9%	$2.58B +23%	$2.15 +43%

Full-Year 2021 Highlights

- Full-year 2021 net sales increased 10% versus prior year. Organic[1] sales rose 9% in the same period. Sales increased in both Crop Protection and Seed segments and all regions grew on a reported and organic[1] basis as compared to 2020.
- Crop Protection net sales grew 12% and organic[1] sales increased 11% for the full year, led by double-digit sales gains in Latin America. Volume gains were driven by continued penetration of new products, including Enlist™ and Arylex™ herbicide and Isoclast™ insecticide. Price gains reflected strong execution across all regions.
- Seed net sales and organic[1] sales grew 8% compared to the year-ago period, with notable gains in both Latin America and North America[2] driven by increased planted area, share gains and continued penetration of Enlist E3™[3] soybeans. Price was up 4% globally, led by continued execution on our price for value strategy.
- GAAP income and earnings per share (EPS) from continuing operations were $1.82 billion and $2.44 per share for the full-year 2021, respectively. Operating EBITDA[1] was $2.58 billion, a 23% improvement over prior year on strong price execution and volume gains in all regions and both segments. Operating EPS[1] was $2.15 per share.
- Corteva delivered cash flow from operations of $2.7 billion for the year, reflecting earnings growth and working capital improvements, primarily from higher advanced payments from customers for the 2022 season.
- Management provided full-year 2022 guidance[4] and expects net sales in the range of $16.7 billion to $17.0 billion. Operating EBITDA[1] is expected to be in the range of $2.8 billion to $3.0 billion, an increase of 9-16% compared to prior year. Operating EPS[1] for 2022 is expected to be in the range of $2.30 to $2.50 per share.

1. Organic Sales, Operating EPS and Operating EBITDA are non-GAAP measures. See page A-6 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. Enlist E3™ soybeans are jointly developed by Corteva Agriscience LLC and MS Technologies™. 4. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 6 for further discussion. 5. Shares of the Company's common stock may be repurchased periodically in open-market or private transactions. The actual timing, number and value of shares repurchased under the Company's authorized share repurchase program will be determined by management at its discretion and will depend on a variety of factors including the market price of Corteva common stock, general market and economic conditions, applicable legal requirements and other business considerations.

1

News Release 4Q 2021 2 _ Company Update Company Drives Progress on EnlistTM Weed Control System • EPA completed the registration amendment process for Enlist One® and Enlist Duo® herbicides, which received a seven-year registration, giving farmers further confidence in the weed control system • Anticipating continued high demand for Enlist™ system in U.S. markets for the 2022 season as market penetration is expected to reach at least 40% of U.S. soybean acres • Delivered more than $870 million in sales for Enlist™ system during 2021 – nearly double 2020 performance High-Value Innovation Driving Market Share Gains • Delivered sales increases on new Crop Protection products – up approximately $450 million versus 2020, an increase of more than 40% • New and differentiated Crop Protection product portfolio demonstrated ongoing strength globally in 2021, with 220 registration approvals spanning 27 active ingredients in 66 countries • Customer demand for new and differentiated products drove organic1 growth and share gains in key markets including U.S. Crop Protection, Pioneer® brand corn hybrids, soybean varieties, Brevant® brand corn, Brazil Safrinha and European sunflower Pricing, Productivity and Supply Chain Execution Contribute to Margin Expansion • Global pricing actions to capture the value of technology more than offset headwinds from market-driven cost inflation and logistical costs • Global teams delivered approximately $250 million in cost savings from productivity initiatives which contributed to margin expansion • Crop Protection supply resiliency actions mitigated impacts from supply disruptions allowing the Company to meet customer demand with on-time deliveries and minimal impact to in-season demand Accelerated Returns to Shareholders Reinforces Company’s Commitment to Long- Term Value-Creation • Returned more than $1.3 billion to shareholders during 2021 via dividends and share repurchases • Repurchased $950 million in common stock during 2021 – including completion of the 2019 $1.0 billion share repurchase program • The Company expects to deliver between $1.0 billion and $1.5 billion to shareholders in 2022, including both dividends and share repurchases5 “I am pleased with Corteva’s overall performance in 2021. Against the backdrop of strong agriculture markets and customer demand, our teams delivered solid performance in technology penetration, customer delivery and financial results. This performance is testimony to our innovative portfolios, strong market positions and the execution by our more than 20,000 employees worldwide. Global agriculture fundamentals remain strong going into 2022, and we expect demand across the industry to remain resilient despite other macro challenges. We expect to deliver continued growth by advancing our market-leading technologies, while maintaining a focus on operational excellence. We also remain committed to a disciplined capital deployment strategy, which includes investing for future growth while returning cash to shareholders via dividends and share repurchases.” Chuck Magro Chief Executive Officer

News Release 4Q 2021

Summary of Fourth Quarter 2021

For the fourth quarter ended December 31, 2021, net sales increased 8% versus the same period last year. Organic[1] sales rose 9%. Sales were led by double-digit gains in Latin America.

Volume grew 1% versus the prior-year period, with gains in both segments led by continued demand for our new and differentiated technologies, coupled with strong customer demand in Latin America. Volume gains were partially offset by the strategic decision to phase out select low-margin products, and supply constraints in North America Crop Protection.

Price increased 8% versus prior year. Higher prices in all regions helped to offset the impact of ongoing raw material cost inflation and other market-driven headwinds.

Crop Protection net sales increased 6% for the quarter, primarily due to price execution.

Seed net sales rose 12% for the period, primarily driven by double-digit gains in Latin America on strong demand for corn and price execution across all regions.

GAAP income from continuing operations after income taxes was $155 million for the fourth quarter of 2021. Operating EBITDA[1] for the period was $262 million, up 11% compared to prior year.

($ in millions, except where noted)	4Q 2021	4Q 2020	% Change	% Organic[1] Change
Net Sales	$3,479	$3,207	8%	9%
North America	$1,361	$1,350	1%	1%
EMEA	$421	$417	1%	-%
Latin America	$1,342	$1,051	28%	28%
Asia Pacific	$355	$389	(9)%	(6)%

($ in millions, except where noted)	FY 2021	FY 2020	% Change	% Organic[1] Change
Net Sales	$15,655	$14,217	10%	9%
North America	$7,536	$7,168	5%	4%
EMEA	$3,123	$2,842	10%	6%
Latin America	$3,545	$2,805	26%	27%
Asia Pacific	$1,451	$1,402	3%	3%

3

News Release 4Q 2021

Crop Protection Summary

Crop Protection net sales were approximately $2.1 billion in the fourth quarter of 2021 compared to approximately $2.0 billion in the fourth quarter of 2020. The sales increase was driven by a 6% increase in price and a 1% increase in volume. These gains were partially offset by a 1% unfavorable portfolio impact.

The price increase was driven by gains in North America, including pricing for higher raw material and logistical costs. The increase in volume was driven by continued penetration of new and differentiated products, coupled with strong customer demand in Latin America. These volume gains were partially offset by an approximate $75 million impact from the decision to phase out select low-margin products. The Company also encountered supply constraints in North America, resulting in an approximate $70 million volume impact in the quarter.

The portfolio impact was driven by a divestiture in Asia Pacific.

Segment Operating EBITDA was $305 million in the fourth quarter of 2021, down 7% from the fourth quarter of 2020. Continued price execution, productivity actions and volume gains from new products were more than offset by higher input costs, including raw material costs, volume impacts from supply constraints and higher variable compensation costs.

($ in millions, except where noted)	4Q 2021	4Q 2020	% Change	% Organic[1] Change
North America	$839	$845	(1)%	(1)%
EMEA	$220	$211	4%	5%
Latin America	$764	$602	27%	27%
Asia Pacific	$264	$309	(15)%	(11)%
Total 4Q Crop Protection Net Sales	$2,087	$1,967	6%	7%

Crop Protection net sales were approximately $7.3 billion for full-year 2021 compared to approximately $6.5 billion in the prior year. The increase was due to a 6% increase in volume, a 5% increase in price and a 2% favorable impact from currency, partially offset by a 1% unfavorable portfolio impact.

Volume gains were led by continued penetration of new products globally, with combined sales of more than $1.4 billion in 2021 – up nearly $450 million compared to the prior-year period – led by Enlist™ and Arylex™ herbicides and Isoclast™ insecticide. These volume gains were partially offset by an approximate $275 million impact from our decision to phase out select low-margin products.

The increase in price was primarily driven by gains in North America and Latin America, including pricing for higher raw material and logistical costs. Favorable currency impacts were primarily from the Euro. The portfolio impact was driven by a divestiture in Asia Pacific.

Segment Operating EBITDA was $1.2 billion in 2021, up 20% from 2020. Pricing execution, continued penetration of new products, ongoing cost and productivity actions and a favorable impact from currency more than offset higher input costs, including raw material and logistical costs, and higher variable compensation costs. Segment Operating EBITDA margin improved by more than 100 basis points versus the prior-year period.

($ in millions, except where noted)	FY 2021	FY 2020	% Change	% Organic[1] Change
North America	$2,532	$2,373	7%	6%
EMEA	$1,524	$1,374	11%	6%
Latin America	$2,125	$1,688	26%	26%
Asia Pacific	$1,072	$1,026	4%	4%
Total FY Crop Protection Net Sales	$7,253	$6,461	12%	11%

4

News Release 4Q 2021

Seed Summary

Seed net sales were $1.4 billion in the fourth quarter of 2021, up from $1.2 billion in the fourth quarter of 2020. The increase was due to a 10% increase in price and a 2% increase in volume.

The increase in price was led by strong execution in Latin America and North America. Volume gains were driven by strong demand for corn in Latin America, led by Brazil.

Segment Operating EBITDA was $(11) million in the fourth quarter of 2021, an improvement of 77% from the fourth quarter of 2020. Continued price execution, ongoing cost and productivity actions, higher volumes and lower royalties more than offset higher input costs from higher commodity costs, higher variable compensation costs and a loss from the remeasurement of an equity investment.

($ in millions, except where noted)	4Q 2021	4Q 2020	% Change	% Organic[1] Change
North America	$522	$505	3%	3%
EMEA	$201	$206	(2)%	(5)%
Latin America	$578	$449	29%	30%
Asia Pacific	$91	$80	14%	13%
Total 4Q Seed Net Sales	$1,392	$1,240	12%	12%

Seed net sales were approximately $8.4 billion in 2021, up from approximately $7.8 billion in the year-ago period. The increase was due to a 4% increase in price and a 4% increase in volume.

Local price gains were driven by strong adoption of new Seed technology, including price execution in Latin America and EMEA, with corn price up 5% globally. These gains were partially offset by competitive pricing pressure in North America soybeans, where price was down 2%. The increase in volume was driven by strong demand for corn in Brazil, coupled with higher soybean and corn sales in North America.

Segment Operating EBITDA was $1.5 billion in 2021, up 25% from the prior year. Continued price execution, volume gains, ongoing cost and productivity actions, lower royalties and lower bad debt expense more than offset higher input costs, higher freight and warehousing costs and higher variable compensation costs. Segment Operating EBITDA margin improved by more than 240 basis points versus the prior-year period.

($ in millions, except where noted)	FY 2021	FY 2020	% Change	% Organic[1] Change
North America	$5,004	$4,795	4%	3%
EMEA	$1,599	$1,468	9%	6%
Latin America	$1,420	$1,117	27%	30%
Asia Pacific	$379	$376	1%	-%
Total FY Seed Net Sales	$8,402	$7,756	8%	8%

5

News Release 4Q 2021 6 2022 Outlook The Company provided guidance4 for the full-year 2022. Corteva expects net sales in the range of $16.7 billion to $17.0 billion, which at the mid-point represents expected net sales growth of 8% for the year and organic1 sales growth of 11% for the year. Operating EBITDA1 is expected to be in the range of $2.8 billion to $3.0 billion and operating EPS1 range is expected to be between $2.30 and $2.50 per share. The Company is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Fourth Quarter and Full-Year Conference Call The Company will host a live webcast of its fourth-quarter and full-year 2021 earnings conference call with investors to discuss its results and outlook tomorrow, February 3, 2022, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the Company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter, and YouTube. Cautionary Statement About Forward-Looking Statements This report contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s strategy for growth, product development, regulatory approvals, market position; capital allocation strategy; liquidity; environmental, social and governance (“ESG”) targets; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to successfully develop and commercialize Corteva’s pipeline; (ii) failure to obtain or maintain the necessary regulatory approvals for some of Corteva’s products; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) effect of competition and consolidation in Corteva’s industry; (vi) effect of competition from manufacturers of generic products; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of climate change and unpredictable seasonal and weather factors; (ix) failure to comply with competition and anti-trust laws; (x) capital markets sentiment towards ESG matters (xi) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (xii) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xiii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiv) effect of volatility in Corteva’s input costs; (xv) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xvi) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) risks related to environmental litigation and the indemnification obligations of legacy EID liabilities in connection with the separation of Corteva; (xix) risks related to Corteva’s global operations; (xx) failure to effectively manage acquisitions, divestitures, alliances cost savings initiatives, and other portfolio actions; (xxi) risks related to COVID-19; (xxii) Corteva’s ability to recruit and retain key personnel; (xxiii) Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (xxiv) effect of counterfeit products; (xxv) Corteva’s dependence on intellectual property cross-license agreements; (xxvi) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 4Q 2021 7 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating earnings per share, and base tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non- GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non- GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non- GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs) and foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items. Non-operating (benefits) costs consists of non-operating pension and other post-employment benefit (OPEB) benefits (costs), tax indemnification adjustments, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont and the 2021 officer indemnification payment. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating earnings (loss) per share are defined as “Earnings (loss) per common share from continuing operations – diluted” excluding the after-tax impact of significant items, the after tax impact of non-operating benefits (costs), and the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the net gain (loss) from the changes in fair value of the non- qualified foreign currency derivative contracts will be reported in relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses) net, non-operating benefits (costs), amortization of intangibles as of the Separation from DowDuPont, and significant items. ® TM Corteva Agriscience and its affiliated companies. 02/02/2022 Media Contact Kasey Anderson +1 317-337-4478 kasey.anderson@corteva.com Investor Contact Jeff Rudolph +1 302-485-3704 jeff.rudolph@corteva.com